EXECUTION COPY




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                               PURCHASE AGREEMENT

                                       for

                       9% EXCHANGEABLE SUBORDINATED NOTES
                                    DUE 2012

                                  By and Among

                                   TXU CORP.,
                             TXU ENERGY COMPANY LLC

                                       AND

                                UXT HOLDINGS LLC

                          Dated as of November 18, 2002



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          PURCHASE AGREEMENT, dated as of November 18, 2002 (the "Agreement"), by and among TXU Energy Company LLC (the "Company"), a Delaware limited liability company formed by TXU Corp., a Texas corporation ("TXU"), TXU and UXT Holdings LLC (the "Purchaser").

          WHEREAS, the Company is the issuer of 9% Exchangeable Subordinated Notes due 2012 (the "Notes"), a form of which is attached hereto as Exhibit A;

          WHEREAS, the Company desires to sell, and the Purchaser desires to buy, $750 million principal amount of the Notes; and

          WHEREAS, in connection with the acquisition of the Notes by the Purchaser, and the sale of the Notes by the Company, the Purchaser, TXU and the Company will enter into the Ancillary Agreements.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Company, TXU and the Purchaser hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

          "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

          "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that neither TXU Europe nor any of its Subsidiaries shall be deemed an Affiliate of TXU or any of its Affiliates unless this Agreement expressly provides otherwise. For the avoidance of doubt, TXU and its Affiliates shall be considered Affiliates of the Company and the Purchaser and its Affiliates shall not be considered Affiliates of the Company.

          "Agreement" shall have the meaning set forth in the Preamble.

          "Agreement Value" means, for each hedge agreement, on any date of determination, an amount determined in good faith by the Company equal to: (a) in the case of any hedge agreement documented pursuant to the Master Agreement, the amount, if any, that would be payable by or to the Company or any of its Subsidiaries to or from its counterparty to such hedge agreement, as if (i) such hedge agreement was terminated early on such date of determination and, (ii) the Company or such Subsidiary was the sole "Affected Party", and assumes second method and market quotation and adjusts for collateral positions, or (b) in the case of a hedge agreement traded on an exchange, the mark-to-market value of such hedge agreement, which will be the unrealized gain or loss

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on such hedge agreement to the Company or such Subsidiary to such hedge agreement determined in good faith by the Company based on the settlement price of such hedge agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such hedge agreement, which will be the unrealized gain or loss on such hedge agreement to the Company or such Subsidiary to such hedge agreement determined in good faith by the Company; capitalized terms used and not otherwise defined in this definition shall have the meaning set forth in the above described Master Agreement.

          "Ancillary Agreements" means the Exchange Agreement and the Registration Rights Agreement.

          "Assets" has the meaning set forth in Section 3.15.

          "Available Contracts" has the meaning set forth in Section 3.14.

          "Business" means the generation of electricity, wholesale energy trading, retail energy marketing, energy delivery and other energy-related services by TXU or any of its Subsidiaries.

          "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the States of New York or Texas.

          "Claims" means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

          "Closing" shall have the meaning set forth in Section 2.02.

          "Closing Date" shall have the meaning set forth in Section 2.02.

          "Common Stock" means the common stock, without par value, of TXU.

          "Common Stock Equivalents" means any issuance of any warrants, options or subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock and the issuance of any warrants, options or subscription or purchase rights with respect to such convertible or exchangeable securities.

          "Company" shall have the meaning set forth in the Preamble.

          "Disclosure Schedule" means the schedule that modifies the representations, warranties or covenants of TXU and the Company contained herein to the extent that such representations, warranties, or covenants expressly refer to the Disclosure Schedule and which is an integral part of this Agreement.

          "Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens), violation, charge, lease,

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license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

          "Environmental Claims" means any Claims relating in any way to any Environmental Law or any Environmental Permit, including, without limitation,
(a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

          "Environmental Law" has the meaning set forth in Section 3.10.

          "ERCOT" has the meaning set forth in Section 5.08.

          "ERISA" has the meaning set forth in Section 3.16.

          "ERISA Affiliate" has the meaning set forth in Section 3.16.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Agreement" means the Exchange Agreement, to be entered into, by and between the Purchaser, the Company and TXU, pursuant to which the Notes may be exchanged for TXU Common Stock, substantially in the form of Exhibit B hereto.

          "Final Order" means action taken by the relevant regulatory authority relating to this Agreement or the transactions contemplated hereby which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

          "Financial Statements" means the audited consolidated balance sheet of each of TXU, the Company and TXU Holdings for each of the last two fiscal years ended December 31, 2001 and 2000 and the related audited consolidated statements of income, retained earnings, stockholders' equity and changes in financial position, together with the related notes and schedules thereto, accompanied by the reports of accountants.

          "Form 8-K" means the Current Report on Form 8-K to be filed by TXU Holdings on behalf of the Company and disclosing the September 30, 2002 Interim Financial Statements of the Company.

          "Governmental Authority" means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or

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judicial or arbitral body, including the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, the SEC or the appropriate state public utilities commission.

          "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          "Hazardous Materials" means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indebtedness" of any Person means, without duplication, net of restricted cash and cash equivalents off-setting Indebtedness (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables and accrued liabilities arising in the ordinary course of business), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capitalized lease obligations of such Person,
(f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities securing Indebtedness and all interest rate or foreign exchange hedging transactions valued at the Agreement Value thereof, (g) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (h) all Indebtedness of any other Person of the type referred to in clauses (a) through
(g) guaranteed by such Person or for which such Person shall otherwise (including pursuant to any keepwell, makewell or similar arrangement) become directly or indirectly liable (other than indirectly as a result of a performance guarantee not entered into with respect to Indebtedness), and (i) all third party Indebtedness of the type referred to in clauses (a) through (h) above secured by any lien or security interest on property (including accounts and contract rights) owned by the Person whose Indebtedness is being measured, even though such Person has not assumed or become liable for the payment of such third party Indebtedness, the amount of such obligation being deemed to be the lesser of the net book value of such property or the amount of the obligation so secured; provided that (i) true sales of accounts receivables and (ii) the obligations evidenced by the Notes, shall not constitute "Indebtedness" hereunder.

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          "Interim Financial Statements" means the unaudited consolidated balance sheet of each of TXU, the Company and TXU Holdings as of March 31, 2002, June 30, 2002 and September 30, 2002 and related consolidated statements of income, retained earnings, stockholders' equity and changes in financial position together with the related notes and schedules thereto (which, in the case of the September 30, 2002 Interim Financial Statements of the Company, were previously provided to the Purchaser in draft form and will be filed by TXU Holdings in final form with the SEC as part of the Form 8-K).

          "IRS" means the Internal Revenue Service of the United States.

          "Law" means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including, without limitation, common law).

          "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

          "Loss" shall have the meaning set forth in Section 7.02.

          "Master Agreement" means the Master Agreement (Multi-Currency Cross Border) published by the International Swap and Derivatives Association, Inc.

          "Material Adverse Effect" means any circumstance, change in or effect on TXU or any of its Subsidiaries that, individually or in the aggregate with all other circumstances, changes in or effects on TXU, the Company or any Subsidiary is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), results of operations or the financial condition of either (a) TXU and its Subsidiaries, taken as a whole, or (b) the Company and its Subsidiaries taken as a whole.

          "Membership Interest" means the membership interests in the Company, all of which are currently owned indirectly by TXU.

          "Notes" has the meaning set forth in the Recitals.

          "Nuclear Facility" has the meaning set forth in Section 3.20.

          "Permitted Transferee" has the meaning set forth in the Note.

          "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          "Plans" has the meaning set forth in Section 3.16.

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          "Purchase Price" shall have the meaning set forth in Section 2.01.

          "Purchaser" shall have the meaning set forth in the Preamble.

          "Purchaser Indemnified Party" shall have the meaning set forth in
Section 6.02(a).

          "Registration Rights Agreement" means the Registration Rights Agreement, to be entered into, by and among the Purchaser, the Company and TXU, substantially in the form of Exhibit C hereto.

          "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

          "Reports" has the meaning set forth in Section 3.09.

          "Rights Agreement" means the Rights Agreement, dated as of February 19, 1999, between Texas Utilities Company and The Bank of New York, as Rights Agent.

          "SEC" means the Securities and Exchange Commission.

          "SEC Reports" has the meaning set forth in Section 3.09.

          "Securities Act" shall have the meaning set forth in Section 3.08.

          "Structuring Fee" has the meaning set forth in Section 5.04.

          "Subsidiaries" means, with respect to any Person, "subsidiary company" as such term is defined in the 1935 Act and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person directly or indirectly through one or more intermediaries; provided, however that, neither TXU Europe nor any Subsidiary of TXU Europe shall be deemed a Subsidiary of TXU or any of its Affiliates unless this Agreement expressly provides otherwise.

          "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

          "Termination Date" has the meaning set forth in Section 8.01(b).

          "Transaction Expenses" has the meaning set forth in Section 9.02.

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          "TXU" has the meaning set forth in the Recitals.

          "TXU Europe" means TXU Europe Limited, an indirect wholly owned subsidiary of TXU.

          "TXU Holdings" means TXU US Holdings Company, a wholly owned subsidiary of TXU.

          "TXU Holdings Common Stock" means the common stock, without par value of TXU Holdings.

          "Unavailable Contracts" has the meaning set forth in Section 3.14.

          "U.S. GAAP" means the generally accepted accounting principles applied in the United States.

          "1935 Act" means the Public Utility Holding Company Act of 1935, as amended.

                                   ARTICLE II

                         PURCHASE AND SALE OF Interests

          SECTION 2.01 Purchase and Sale of Interests. Subject to the fulfillment or waiver of the conditions precedent set forth in Article VI, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, $750 million aggregate principal amount of the Notes for $750 million (the "Purchase Price").

          SECTION 2.02 Closing. Subject to the terms and conditions of this Agreement, the issuance, sale and purchase of the Notes contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, at 10:00 A.M., Eastern Standard Time on the later of (a) November 22, 2002 or
(b) two Business Days following the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VI (other than those conditions that by their nature are to be fulfilled at Closing), or at such other place or at such other time or such other date as the Purchaser and the Company shall mutually agree upon in writing (the date on which the Closing takes place being the "Closing Date").

          SECTION 2.03 Closing Deliveries by the Company and TXU. At the Closing, the Company or TXU, as the case may be, shall deliver, or cause to be delivered, to the Purchaser:

                    (a) the Notes, in such number and denomination as reasonably requested by the Purchaser in accordance with Section 6.04 of the Notes; and

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                    (b) the certificates, opinions and other documents required to be delivered pursuant to Section 6.01 and any other certificates or documents reasonably requested by the Purchaser.

          SECTION 2.04 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Company:

                    (a) the Purchase Price, net of the Structuring Fee and Transaction Expenses, by wire transfer in immediately available funds to an account designated in writing by the Company to the Purchaser not later than three Business Days prior to the Closing Date; and

                    (b) the certificates, opinions and other documents required to be delivered pursuant to Section 6.02.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                             OF TXU AND THE COMPANY

          As an inducement to the Purchaser to enter into this Agreement, TXU and the Company hereby jointly and severally represent and warrant to the Purchaser as follows:

          SECTION 3.01 Organization, Authority and Qualification of TXU and the Company. TXU is a corporation and the Company is a limited liability company, in each case, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and thereby. Each of TXU and the Company is duly licensed or qualified to do business and each is in good standing in each jurisdiction in which the properties owned or leased by them or the operation of their businesses make such licensing or qualification necessary, other than such failures to be so licensed or qualified and in good standing as would reasonably be expected not to be material. The execution and delivery of this Agreement and the Ancillary Agreements by each of TXU and the Company, the performance by each of TXU and the Company of their respective obligations hereunder and thereunder and the consummation by each of TXU and the Company of the transactions contemplated by this Agreement and thereby have been duly authorized by all requisite action on the part of each of TXU and the Company and their stockholders or members, as the case may be. This Agreement has been, and upon their execution and delivery, the Ancillary Agreements and the Notes shall have been, duly executed and delivered by each of TXU and the Company, and (assuming in the case of this Agreement and the Ancillary Agreements, due authorization, execution and delivery by the Purchaser) shall constitute, legal, valid and binding obligations of each of TXU and the Company, enforceable against each of TXU and the Company in accordance with their respective terms.


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          SECTION 3.02 Subsidiaries. (a) Other than as set forth in Section
3.02(i) of the Disclosure Schedule, TXU has no material Subsidiaries. Other than the Subsidiaries or as set forth in Section 3.02(ii) of the Disclosure Schedule, neither TXU nor any of its Subsidiaries is a member of (nor is any material part of the Business conducted through) any partnership nor is TXU or any of its Subsidiaries a participant in any joint venture or similar arrangement that is material to TXU or the Company.

                    (b) Each Subsidiary of TXU that is a corporation: (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, other than such failures to be licensed or qualified and in good standing as would be reasonably expected not to have a Material Adverse Effect. Each Subsidiary of TXU that is not a corporation: (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization,
          (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, other than such failures to be licensed or qualified and in good standing as would be reasonably expected not to have a Material Adverse Effect.

                    (c) All corporate actions taken by each Subsidiary of TXU have been duly authorized by such Subsidiary (or its parent company, as the case may be) and no Subsidiary has taken any action that in any material respect conflicts with, constitutes a default under or results in a violation of any provision of its certificate of incorporation or by-laws (or similar organizational documents).

          SECTION 3.03 Capitalization. (a) The authorized capital stock of TXU consists of 1,000,000,000 shares of Common Stock and 50,000,000 shares of Preference Stock $25.00 par value per share ("Preference Stock"). As of November 8, 2002, (i) 287,136,570 shares of Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 813,000 shares of Preference Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (iii) as of September 30, 2002, less than 10,000,000 shares of Common Stock were reserved for issuance pursuant to employee and director benefit plans. None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights. Other than (i) any grants of stock, rights and stock options to employees and directors in the ordinary course of business under employee and director benefit plans, (ii) any issuances of rights under the Rights Agreement or (iii) any transactions under TXU's dividend reinvestment and direct stock purchase plan or (iv) as set forth in the SEC Reports, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issuance of additional shares of Common Stock or Preference Stock by TXU. Other than as set forth in the SEC Reports, there

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are no outstanding contractual obligations of TXU to repurchase, redeem or otherwise acquire any shares of Common Stock or Preference Stock or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Other than as set forth in the SEC Reports, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Common Stock or Preference Stock to which TXU or any of its Subsidiaries is a party.

                    (b) The Company is a limited liability company. TXU Holdings is the beneficial owner of all of the authorized, issued and outstanding Membership Interests of the Company (other than Membership Interests treated as held by the Purchaser for tax purposes). TXU is the direct or indirect beneficial owner of all of the issued and outstanding shares of voting capital stock of TXU Holdings. TXU Energy Trading Company LP, TXU Energy Retail Company LP and TXU Generation Holdings Company LLC are direct or indirect wholly owned Subsidiaries of the Company.

                    (c) All the outstanding shares of capital stock of each of TXU's Subsidiaries that is a corporation are validly issued, fully paid, nonassessable and, except with respect to wholly owned Subsidiaries, free of preemptive rights and are owned by TXU, whether directly or indirectly, free and clear of all Encumbrances in all material respects. Other than any grants of directors' qualifying shares, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issuance of additional shares of capital stock or other equity interests of any of TXU's material Subsidiaries or obligating TXU, TXU Holdings or any of their respective material Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, any material Subsidiary. Other than (i) as set forth in the SEC Reports, (ii) pursuant to the transactions contemplated by this Agreement and the Ancillary Agreements or (iii) any proxy to vote in respect of the equity interests of TXU's Subsidiaries granted to the Chairman of the Board and Chief Executive Officer of TXU, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any material Subsidiary to which TXU, TXU Holdings or any of their respective material Subsidiaries is a party.

          SECTION 3.04 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by TXU and the Company do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation and by-laws of TXU or similar organizational documents of the Company or any of their respective Subsidiaries, (b) conflict with or violate any Law or Governmental Order applicable to TXU, the Company, any of their respective Subsidiaries or any of their respective assets, properties or businesses including, without limitation, the Business, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the shares of Common Stock, any of the assets of TXU or any of the Membership Interests or any of the assets of the Company pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or

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other instrument or arrangement to which TXU, the Company or any of their respective Subsidiaries is a party or by which any of the shares of Common Stock, any of the assets of TXU or any of the Membership Interests or any of such assets or properties is bound or affected, other than such conflicts or violations as would not reasonably be expected to have a Material Adverse Effect.

          SECTION 3.05 Governmental Consents and Approvals. Other than as set forth in Section 3.05 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by TXU and the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority.

          SECTION 3.06 Compliance with Laws. (a) TXU and the Company have conducted and continue to conduct their respective businesses, in all material respects, in accordance with all Laws and Governmental Orders applicable to them or any of their respective Subsidiaries or any of their respective properties or assets, including, without limitation, their Assets, and neither TXU, the Company nor any of their respective Subsidiaries are in violation in any material respect of any such Law or Governmental Order.

                    (b) No such Governmental Order has or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement or thereby.

          SECTION 3.07 Financial Information; Books and Records. (a) The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of TXU and its consolidated Subsidiaries including TXU Europe and its Subsidiaries, (ii) present fairly the consolidated financial condition and results of operations of TXU and its consolidated Subsidiaries including TXU Europe and its Subsidiaries as of the dates thereof or for the periods covered thereby, and (iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with past practices and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of consolidated financial condition and results of the operations as of the dates thereof or for the periods covered thereby.

                    (b) The books of account and other financial records of TXU and its consolidated Subsidiaries including TXU Europe and its
          Subsidiaries: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with past practices, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

          SECTION 3.08 Litigation. Except as set forth in Section 3.08 of the Disclosure Schedule or as disclosed in the SEC Reports, (a) there are no material Actions (i) by or against TXU or any of its material Subsidiaries or by or against TXU or any Affiliate thereof and relating to the Business, TXU or any of its material Subsidiaries or (ii) affecting any of the assets of TXU or its material Subsidiaries or the Business pending before any Governmental Authority

(or, to the actual knowledge of TXU, threatened to be brought by or before any Governmental Authority) and (b) neither TXU nor any of its material Subsidiaries or any of their respective assets or properties, including, without limitation, the Assets, is subject to any material Governmental Order (nor, to the actual knowledge of TXU, are there any such material Governmental Orders threatened to be imposed by any Governmental Authority).

          SECTION 3.09 Reports. The filings required to be made (the "Reports") by TXU and its Subsidiaries under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Texas Utilities Code, the Federal Power Act, the Natural Gas Act or the 1935 Act have been filed with the SEC, the Federal Energy Regulatory Commission or the Texas Public Utility Commission, as the case may be, including all forms, statements, reports, written agreements and all documents, exhibits, amendments and supplements appertaining thereto, and TXU and its Subsidiaries, as the case may be, have complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the Reports filed with the SEC under the Exchange Act, the Securities Act or the 1935 Act (the "SEC Reports") did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent applicable, the statutory certification requirements of Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 have been complied with in all respects by TXU and its Subsidiaries.

          SECTION 3.10 Environmental and Other Permits and Licenses; Related Matters. Except as set forth in the Financial Statements, Interim Financial Statements or the SEC Reports, (a) TXU and each of its Subsidiaries has complied in all material respects with all federal, state, local and other statutes, ordinances, orders, judgments, rulings, regulations and legally binding interpretations thereof, relating to the environment, pollution, natural resources, health and safety, and nuclear regulation or control, including, without limitation, any permits, approvals or other authorizations required by such, (together, "Environmental Laws") and all material past noncompliance with Environmental Laws has been resolved without any pending, ongoing or future obligation, cost or liability; (b) neither TXU nor any of its Subsidiaries has received any written notice from any entity, whether governmental or otherwise, alleging failure to comply with, or any material liability under, any Environmental Laws, and to the actual knowledge of TXU and any of its Subsidiaries, no such written notices are threatened; (c) there has been no Release of any quantities or concentrations of Hazardous Material at, on or emanating to or from any facilities and properties currently or formerly owned, operated, leased, used or occupied by TXU or any of its Subsidiaries that have or will result in a material liability imposed on TXU or its Subsidiaries; and
(d) TXU and each of its Subsidiaries are aware of no events, conditions or circumstances that could reasonably be expected to give rise to any material liability under any Environmental Law.

          SECTION 3.11 Regulation as a Utility. No Subsidiary of TXU is a "public utility company" under the 1935 Act, other than Oncor Electric Delivery Company and TXU Gas Company. No Subsidiary of TXU other than Oncor Electric Delivery Company is an "electric utility" under the Texas Utilities Code and no Subsidiary of TXU is a "gas utility" under the Texas Utilities Code other than TXU Gas Company, TXU Fuel Company and Lone Star Gas Company of Texas, Inc. No Subsidiary of TXU is subject to any material regulation as a public utility or public service company (or similar designation) by any state of the United States (other than the State of Texas).

          (b) TXU and the Company and each of their respective Subsidiaries are exempt from all provisions of the 1935 Act and rules and regulations thereunder, except for Sections 9(a)(2) and 33 of such Act and rules and regulations thereunder, and the execution, delivery and performance by TXU and the Company of this Agreement, and their respective obligations hereunder, do not violate any provision of the 1935 Act or any rule or regulation thereunder.

          SECTION 3.12 Authorization of Notes. On or prior to the Closing Date, the Company will have duly authorized and issued the Notes and the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be (i) subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and (ii) limited by general principles of equity (whether considered in a proceeding at law or equity).

          SECTION 3.13 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities. (a) Except as set forth in the SEC Reports filed prior to the date hereof, from December 31, 2001 through the date hereof, TXU, TXU Holdings, the Company and their Subsidiaries have conducted the Business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have a Material Adverse Effect.

          (b) Other than as disclosed in the Financial Statements, and only to the extent not inconsistent with the Interim Financial Statements for the quarter ended September 30, 2002, neither TXU, the Company nor any of their respective Subsidiaries have any liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than (i) related to the transactions contemplated by this Agreement, (ii) Liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of TXU, TXU Holdings or the Company or reflected in the notes thereto for the quarter ended September 30, 2002, (iii) which were incurred after September 30, 2002 in the ordinary course of business and would not be reasonably expected to have a Material Adverse Effect or (iv) would not be required by U.S. GAAP to be reflected in a consolidated corporate balance sheet.

          SECTION 3.14 Material Contracts. (a) TXU and TXU Holdings have filed with the SEC all reports and exhibits required to be filed under Regulation S-K of the Securities Act as attachments to their respective SEC Reports filed prior to the date hereof, including all material contracts (the "Available Contracts"). Section 3.14 of the Disclosure Schedule sets forth all other material contracts of TXU, TXU Holdings and the Company (other than this Agreement and the Ancillary Agreements) that are required to be filed with the SEC in the future, pursuant to Regulation S-K of the Securities Act, as attachments to the SEC Reports of TXU and TXU Holdings (the "Unavailable Contracts" and, together with the Available Contracts and all other contracts material to the operation or conduct of the Business, including, without limitation, any material contracts relating to or for Indebtedness, non-competition, transactions with Affiliates, transactions not in the ordinary course of business or transactions with any Governmental Authority, the "Material Contracts").

                    (a) Each Material Contract: (i) is valid and binding on the parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall continue in full force and effect without penalty or other adverse consequence. Neither TXU nor any of its Subsidiaries is in breach of, or default under, any Material Contract.

                    (b) To the actual knowledge of TXU and the Company, no other party to any Material Contract is in breach thereof or default thereunder and none of TXU or any of its Subsidiaries has received any notice of termination, cancellation, breach or default under any Material Contract.

          SECTION 3.15 Assets. (a) TXU or a Subsidiary of TXU, owns, leases or has the legal right to use all properties and assets, used or intended to be used in, and material to, the conduct of the Business and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by (as such relate to the Business) TXU or any of its Subsidiaries, and material to, the conduct of the Business, all of which properties, assets and rights constitute "Assets". Each of TXU, the Company or any of their respective Subsidiaries, as the case may be, has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances that impair in any material respect the ability of such entity to use such Assets in the manner they are used or intended to be used.

                    (b) The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in, and material to, the conduct of, the Business. TXU and the Company have caused all Assets to be maintained in accordance with good business practice, and all Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

          SECTION 3.16 Employee Benefit Matters. Each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material plan, policy, program, practice, agreement, understanding or arrangement maintained, sponsored or contributed to by TXU, or by any trade or business (whether or not incorporated) that together with TXU would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate") (collectively, the "Plans"), has been operated and administered in all material respects in accordance with its terms and all applicable Law, including, but not limited to, ERISA and the Code, except to the extent that such operation and administration would not reasonably be expected to have a Material Adverse Effect. With respect to the Plans except for matters disclosed in Financial Statements of TXU or the Plans, no event has occurred and, to the knowledge of TXU and its ERISA Affiliates, there exists no condition or set of circumstances in connection with which TXU or its ERISA Affiliates could be subject to any Liability (other than routine claims for benefits) under the terms of the Plans, ERISA, the Code or any other applicable Law that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All contributions or payments required to be made under each Plan, by reason of Part 3 of Subtitle B of Title I of ERISA, Section 412 of the Code, or the terms of the Plan, have been and will be timely made. No Liability has been incurred under, arising out of or by operation of Title IV of ERISA (other than liability to the Pension Benefit Guaranty Corporation for premiums arising in the ordinary course), and to the knowledge of TXU and its ERISA Affiliates no fact or event exists which could reasonably be expected give rise to any such Liability, except to the extent that any such Liability would not reasonably be expected to have a Material Adverse Effect.

          SECTION 3.17 Taxes. (a) All returns and reports in respect of Taxes ("Tax Returns") required to be filed by or with respect to TXU and each Subsidiary of TXU (including any consolidated, combined or unitary Tax Returns) have been timely filed; (b) all Taxes required to be shown on such Tax Returns or otherwise due have been timely paid; (c) all such Tax Returns are true, correct and complete in all material respects; (d) except for adjustments, actions or proceedings in respect of which adequate reserves have been established in accordance with U.S. GAAP applied on a basis consistent with past practices (i) no adjustment relating to such Tax Returns has been proposed formally or informally by any Tax authority and, to the actual knowledge of TXU, no basis exists for any such adjustment and (ii) there are no pending or, to the actual knowledge of TXU, threatened actions or proceedings for the assessment or collection of Taxes against TXU or any Subsidiary of TXU or any corporation that was included in the filing of a Tax Return with TXU or the Company on a consolidated or combined basis; (e) there are no Tax liens on any assets of TXU or any Subsidiary of TXU; (f) immediately prior to the Closing, the Company is classified as a partnership (and not as an association, or publicly-traded partnership, taxable as a corporation) for U.S. federal income Tax purposes; and
(g) neither the Company nor any Subsidiary of the Company has any (A) income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (B) deferred gain or loss arising out of any deferred intercompany transaction.

          SECTION 3.18 Insurance. All material assets, properties and risks of TXU and any of its Subsidiaries are, and for the past five years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of TXU or a Subsidiary of TXU, as the case may be, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of TXU, or such Subsidiary, as the case may be.

          SECTION 3.19 Full Disclosure. (a) Neither TXU nor any Subsidiary of TXU has actual knowledge of any facts pertaining to TXU, any Subsidiary of TXU or the Business which could reasonably be expected to have a Material Adverse Effect and which have not been disclosed to the Purchaser in this Agreement, the Financial Statements, the Interim Financial Statements or the SEC Reports.

                    (b) The representations or warranties of TXU and the Company in this Agreement, and all written statements and certificates furnished or to be furnished to the

          Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, taken as a whole do not contain or will not contain any untrue statement of a material fact, or do not or will not omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          SECTION 3.20 Operations of Nuclear Power Plant . The operation of the nuclear generation plant (the "Nuclear Facility") wholly owned by the Company is being conducted in substantial compliance with current laws and regulations governing nuclear plant operations. The Nuclear Facility maintains and is in substantial compliance with emergency evacuation plans as required by the laws and regulations governing nuclear plant operations and as of the date of this Agreement, the storage of spent nuclear fuel and the plans for the decommissioning of the Nuclear Facility substantially conform with the requirements of applicable law.

          SECTION 3.21 TXU Europe. (a) Except for Liabilities arising from the matters set forth on Section 3.21 of the Disclosure Schedule, neither TXU nor any of its Subsidiaries, are liable to or for any Liability, including Indebtedness, of TXU Europe and its Subsidiaries.

                    (b) Except as set forth on Section 3.21 of the Disclosure Schedule and as would not individually or in the aggregate be material, no contract, agreement, arrangement, license, lease, note, guarantee, mortgage, commitment or understanding exists between TXU and its Subsidiaries, on the one hand, and TXU Europe and its Subsidiaries, on the other hand.

          SECTION 3.22 Nature of Operations. TXU and the Company are primarily engaged directly or through their majority owned Subsidiaries in the production or sale of a product or service other than the investment of capital.

          SECTION 3.23 Investment Company. Neither TXU nor the Company is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

          As an inducement to the Company to enter into this Agreement, the Purchaser hereby represents and warrants to the Company as follows:

          SECTION 4.01 Organization and Authority of the Purchaser. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements, the performance by the

Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and upon their execution and delivery the Ancillary Agreements shall be duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Company) this Agreement and the Ancillary Agreements shall constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

          SECTION 4.02 No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements do not and will not
(a) violate, conflict with or result in the breach of any provision of the organizational documents of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or by the Ancillary Agreements, except in the case any of the foregoing that would not be reasonably expected to have a material adverse effect.

          SECTION 4.03 Governmental Consents. Except as set forth in Section
3.05 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority.

          SECTION 4.04 Financing. The Purchaser has or will have at Closing sufficient funds to consummate the transactions contemplated in this Agreement.

          SECTION 4.05 Private Placement. (a) The Purchaser understands that the offering and sale of the Notes and the Common Stock by the Company is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

          (b) The Purchaser is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

          (c) The Purchaser is acquiring the Notes to be acquired hereunder (and will acquire the Common Stock upon exchange pursuant to the Exchange Agreement) for its own account (or for accounts over which it exercises investment authority), for investment and not with a view to the public resale or distribution thereof, in violation of any securities law.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

          SECTION 5.01 Conduct of Business Prior to the Closing. (a) TXU covenants and agrees that, between the date hereof and the time of the Closing, TXU shall, and shall cause each of its Subsidiaries to, conduct their respective businesses in the ordinary course and consistent with TXU's and such Subsidiary's prior practice and in compliance in all material respects with all applicable Laws. TXU shall not, and shall cause each of its Subsidiaries not to, take any action that would, or that is reasonably likely to, result in any of the representations and warranties of TXU set forth in Article III (i) that are not qualified by "materiality" or "material" or "Material Adverse Effect" to be untrue in any material respect and
(ii) that are qualifed by "materiality" or "material" or "Material Adverse Effect" to be untrue in any respect, as of the date made or as of the Closing Date or in any of the conditions to the transactions contemplated hereby and set forth herein not being satisfied.

                    (b) The Company covenants and agrees that, between the date hereof and the time of the Closing, the Company shall, and shall cause each of its Subsidiaries to, conduct their respective businesses in the ordinary course and consistent with the Company's and such Subsidiary's prior practice and in compliance in all material respects with all applicable Laws. The Company shall not, and shall cause each of its Subsidiaries not to, take any action that would, or that is reasonably likely to, result in any of the representations and warranties of the Company set forth in Article III (i) that are not qualified by "materiality" or "material" or "Material Adverse Effect" to be untrue in any material respect and (ii) that are qulaifed by "materiality" or "material" or "Material Adverse Effect" to be untrue in any respect, as of the date made or as of the Closing Date or in any of the conditions to the consummation of the transactions contemplated hereby and set forth herein not being satisfied.

          SECTION 5.02 Access to Information. (a) From the date hereof until the Closing, upon reasonable prior notice, TXU shall cause its officers, directors, employees, agents, representatives, accountants and counsel and shall cause its Subsidiaries and each of its Subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel to: afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Business and each Subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Company and of each of its Subsidiaries who have any knowledge relating to the Company, any Subsidiary or the Business.

          (b) From the date hereof until the Closing, upon reasonable prior notice, TXU shall use its reasonable best efforts to cause TXU Europe and each of TXU Europe's officers, directors, employees, agents, representatives, accountants and counsel to: afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books, records of TXU Europe and each of its Subsidiaries and to those officers, directors, employees, agents, accountants and counsel of TXU Europe and its Subsidiaries who have knowledge relating to TXU Europe or its Subsidiaries.

          SECTION 5.03 Notice of Developments. Prior to the Closing, to the extent TXU or any of its Subsidiaries has actual knowledge, TXU shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any breach of a representation or warranty or covenant of TXU or the Company in this Agreement or which could have the effect of making any representation or warranty of TXU or the Company in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the assets, liabilities, business, financial condition, or results of operations of TXU or any of its Subsidiaries (including TXU Europe and its Subsidiaries, but only to the extent such developments could reasonably be expected to have a Material Adverse Effect.

          SECTION 5.04 Structuring Fee. At the Closing, the Purchaser shall deduct from the Purchase Price (a) an amount equal to the product of Purchase Price multiplied by .0133 as a fee for the assistance of DLJ Merchant Banking III, Inc.'s in structuring the transactions contemplated by this Agreement (the "Structuring Fee") and (b) in accordance with Section 9.02 of this Agreement, any and all Transaction Expenses incurred through the Closing Date.

          SECTION 5.05 Amended and Restated Limited Liability Company Agreement of the Company. The Purchasers and TXU agree that, promptly following the date hereof and in any event, prior to the Closing Date, TXU shall cause the amendment and restatement of the Limited Liability Company Agreement of the Company, dated as of November 12, 2001, in form and substance reasonably satisfactory to the Purchasers and TXU.

          SECTION 5.06 Further Action. (a) Each party hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

                    (b) Each party hereto shall, and shall cause its Subsidiaries to, cooperate and use its reasonable best efforts to (i) promptly prepare and file with the appropriate Governmental Authorities all necessary reports, applications, petitions, forms, notices or other applicable documents required or advisable with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) comply, at the earliest practicable date following the date of receipt by Purchaser or the Company, with any request for information or documents from a Governmental Authority related to, and appropriate in the light of, matters within the jurisdiction of such Governmental Authority, provided that (x) the parties shall use their reasonable best efforts to keep any such information confidential to the extent required by the party providing the information and (y) each party may take, in its reasonable discretion, appropriate legal action not to provide information relating to trade or business secrets, privileged information or other information which reasonably should be treated as confidential, (iii) take all actions necessary or advisable to obtain no later than the Termination Date all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (iv) oppose vigorously any litigation that would impede or delay the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, promptly appealing any adverse court order.

          SECTION 5.07 Taxes. TXU and the Company each covenants that: (a)(i) For all U.S. federal, state, local and foreign income Tax purposes, the Note shall be treated as a preferred equity interest in the Company (including amounts deducted from the Purchase Price in respect of the Structuring Fee and Transaction Expenses pursuant to Section 2.04(a) hereof), and unless prohibited by applicable law, TXU shall cause the Company to elect to be classified as a partnership (and not as an association, or publicly-traded partnership, taxable as a corporation). (ii) Accordingly, TXU and the Company shall cause a capital account shall be maintained for the holder in accordance with section 1.704-2(b)(2) of the U.S. Treasury regulations, which shall be increased to reflect the amounts invested by the holder in the Company and allocations of net profits (or, to the extent required, items of income and gain), and which shall be reduced to reflect distributions by the Company to the holder (including amounts payable pursuant to the terms of the Note) and allocations of net losses (or, to the extent required, items of deduction or loss). (iii) Promptly following the end of each fiscal year of the Company (and in no event later than 90 days after the close of such fiscal year), TXU and the Company shall cause to be provided to the holder an IRS Schedule K-1, reporting the holder's share of the taxable income or loss of the Company, and such separately stated items of income, gain, loss, deduction or credit as required by U.S. federal income Tax law, and TXU and the Company also shall cause to be provided such information as shall be required or reasonably requested by the holder for purposes of allowing the holder to prepare and file its U.S. federal, state, local and foreign income Tax returns. (iv) In the event that the Note is exchanged by the holder for a membership interest in the Company (at the option of the Company or otherwise), TXU and the Company each covenants that, consistent with the U.S. federal, state, local and foreign income Tax treatment of the Note as a preferred equity interest in the Company, such an exchange shall be treated as a "nonrecognition transaction" under section 721 of the Internal Revenue Code of 1986, as amended.
(v) Other than any elections made upon the conversion of the Company to a partnership for federal Tax purposes (which shall be made consistent with past practice, where applicable), the Company (including any tax matters member thereof in its capacity as such) shall not, and TXU shall cause the Company not to (including for the period after the date hereof through the Closing), make, revoke or change any express or deemed Tax election or change any method of Tax accounting if objected to in writing by the Holders' Tax Representative within 15 days of receiving notice thereof from the Company (which objection shall not be unreasonably made, and the Company shall consult with the Holders' Tax Representative and keep such Holder reasonably informed as to any material Tax claim, audit or proceeding that, in any case, the Company determines in good faith could affect the tax treatment of a Holder as owner of a preferred equity interest in the Company or the amount or tax character of any Tax item allocated or to be allocated to the Holder in its capacity as owner. "Holders' Tax Representative" means a representative designated as such by a Majority in Voting Interest.

          (b) (i) For each fiscal year of the Company, net profits (or, if required, items of income and gain) shall be allocated to the holder for U.S. federal, state, local and foreign income Tax purposes only to the extent of the amount of interest actually paid to the holder in respect of the Note during such fiscal year. (ii) No other net profits or losses (or items of income, gain, loss or deduction) shall be allocated to the holder for such purposes, except that, if no member of the Company has a positive capital account balance, the holder may be allocated a proportionate share of the net losses of the Company, if any, until its capital account has been reduced to zero. (iii) In the event that the holder receives an allocation of net losses hereunder, the holder thereafter shall be entitled to allocations of net profits (and, if required, items of income or gain) so that the holder's capital account will equal the amount that the holder would be entitled to receive pursuant to the terms of the Note in connection with the liquidation or winding up of the Company. (iv) Notwithstanding anything to the contrary herein, the holder shall not be allocated any capital losses of the Company.

          (c) Notwithstanding anything to the contrary herein, prior to any exchange of the Note for a membership interest in the Company the holder shall not be considered a member of the Company by reason of its ownership of the Note for any purpose other than U.S. federal, state, local and foreign income Tax purposes, and shall not have the rights and obligations of a member pursuant to the Limited Liability Company Agreement of the Company.

          (d) The Company shall, and TXU shall cause the Company to, prepare and file all Tax Returns with respect to the Company (in a manner consistent with the intended Tax treatment of the Notes pursuant to this Section 5.07), and to pay or cause to be paid all Taxes due with respect to the income and operations of the Company (other than income Taxes of the holders of Notes (or substitute preferred equity interests) in relation to income of the Company that passes through pursuant to the treatment of the Company as a partnership for Tax purposes).

          (e) Notwithstanding anything to the contrary herein, the Company and TXU shall be liable for and shall hold the Purchaser harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement. The Company and TXU, after the review and consent by the Purchaser, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure.

          (f) The Purchaser covenants that it will, and that it will cause its transferees that are Permitted Transferees to, treat the Notes for all federal income Tax purposes consistently with the treatment to which TXU and the Company have agreed pursuant to this Section 5.07.

          SECTION 5.08 Generation Capacity. Purchaser represents and warrants to TXU and the Company that it does not own and control, and agrees that it will not acquire ownership and control of, installed generation capacity within the Electric Reliability Council of Texas ("ERCOT") in an amount that would cause the Company to be deemed to own and control more than 20% of the installed generation capacity located in ERCOT in violation of Section 39.154 of the Texas Utility Code and the Substantive Rules of the Public Utility Commission of Texas.

          SECTION 5.09 Securities Issuances. From the date hereof until the Closing, TXU shall not issue or sell in any manner whatsoever any Common Stock or Common Stock Equivalents if such issuance or sale would result in an adjustment of the Note Exercise Price (as defined in the Exchange Agreement) if the Exchange Agreement were executed as of the date hereof.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

          SECTION 6.01 Conditions to Obligations of the Purchaser. The Purchaser's obligation to purchase and to pay for the Notes on the Closing Date shall be subject to the satisfaction or waiver of each of the following conditions precedent on or prior to the Closing Date:

                    (a) Representations, Warranties and Covenants. (i) The representations and warranties of TXU and the Company contained in this Agreement (1) that are not qualified by "materiality" or "material" or "Material Adverse Effect" shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (2) that are qualified by "materiality" or "material" or "Material Adverse Effect" shall have been true and correct when made and shall be true and correct as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date and (ii) the covenants and agreements contained in this Agreement to be complied with by TXU and the Company on or before the Closing Date shall have been complied with in all material respects, and the Purchaser shall have received a certificate of each of TXU and the Company to such effect signed by a duly authorized officer thereof;

                    (b) Closing Certificates. On or prior to the Closing Date, the Purchaser shall have received certificates dated the Closing Date and signed, respectively, by an authorized officer of the Company or TXU, as the case may be, in form and substance reasonably satisfactory to the Purchaser as to the incumbency and signature of the certifying party's representative authorized to execute and deliver, as may be required hereunder, documents on its behalf in connection with the transactions contemplated hereby;

                    (c) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect;

                    (d) Ancillary Agreements. TXU and the Company shall have executed and delivered to the Purchaser each of the Ancillary Agreements to which it is a party;

                    (e) Issuance of the Notes. All actions required by any applicable Law or necessary in the reasonable opinion of the Purchaser to issue the Notes shall have been duly taken (or provisions therefor shall have been made), including, without limitation, the making of all registrations and filings, and all necessary consents shall have been received;

                    (f) No Events. On and as of the Closing Date, immediately prior to and after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, no event that with the giving of notice, the passage of time, or both, shall have occurred and be continuing and no condition shall exist that constitutes, or with the giving of notice, the passage of time, or both, would constitute, an event of default hereunder or thereunder;

                    (g) Opinion of Counsel. The Purchaser shall have received from Thelen Reid & Priest LLP or Hunton & Williams, legal opinions (i) in the case of the sale of Notes by the Company, that no approval is required by the Federal Energy Regulatory Commission, the SEC, the Nuclear Regulatory Commission or the Texas Public Utility Commission,
          (ii) in the case of the exchange of Notes into Common Stock, that no approval is required by the Federal Energy Regulatory Commission or the Texas Public Utility Commission and such other matters as may be agreed by the parties and (iii) certain corporate matters, including enforceability and no conflict with law or contract.

                    (h) Approval of Governmental Authorities. Any authorization, consent or approval of any Governmental Authority necessary for the execution, delivery and performance of this Agreement by TXU and the Company shall have been obtained prior to the Closing and such authorizations, consents and approvals shall have become Final Orders.

                    (i) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority, and no Governmental Order shall exist, to set aside, restrain, enjoin or otherwise prevent the execution, delivery or performance of this Agreement, the Ancillary Agreements or any other documents executed in connection herewith or therewith, or the consummation of the transactions contemplated hereby or thereby or that could in the reasonable judgment of the Purchaser adversely alter the transactions contemplated hereby or thereby;

                    (j) No Violation. There shall have been no violation of any applicable Law in effect as of the Closing Date as a result of or giving effect to the transactions contemplated hereby or as contemplated by the Ancillary Agreements or by any party hereto or thereto and the Purchaser shall not be subject to any penalty or liability under or pursuant to any applicable Law in effect as of the Closing Date by virtue of the transactions contemplated hereby or thereby; and

          SECTION 6.02 Conditions to Obligations of the Company. The obligation of the Company to sell the Notes on the Closing Date shall be subject to the satisfaction or waiver of each of the following conditions precedent on or prior to the Closing Date:

                    (a) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement (i) that are not qualified by "materiality" or "material" or "Material Adverse Effect" shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (ii) that are qualified by "materiality" or "material" or "Material Adverse Effect" shall have been true and correct when made and shall be true and correct of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects, and the Company shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof; and

                    (b) Closing Certificates. On or prior to the Closing Date, the Company shall have received a certificate dated the Closing Date and signed by an authorized officer of the Purchaser in form and substance reasonably satisfactory to the Company as to the incumbency and signature of the certifying party's representative authorized to execute and deliver, as may be required hereunder, documents on its behalf in connection with the transactions contemplated hereby and by the Operating Agreement.

                    (c) Opinion of Counsel. TXU shall have received from Huber Lawrence & Abell, with respect to certain Federal Energy Regulatory Commission matters, Ballard Spahr Andrews & Ingersoll, LLP, with respect to certain Nuclear Regulatory Commission matters, and Locke Lidell & Sapp LLP, with respect to certain Texas Utilities Code matters, legal opinions with respect to (i) in the case of the sale of the Notes by the Company, that no approval is required by the Federal Energy Regulatory Commission, the SEC or the Texas Public Utility Commission and (ii) in the case of the exchange of Notes into Common Stock, that no approval is required by the Federal Energy Regulatory Commission or the Texas Public Utility Commission and such other matters as may be agreed by the parties.

                                  ARTICLE VII

                                 INDEMNIFICATION

          SECTION 7.01 Survival of Representations and Warranties. The representations and warranties of TXU and the Company contained in this Agreement shall survive the Closing until the second anniversary of the Closing Date, other than the representations and warranties set forth in Section 3.10, which shall survive until the fourth anniversary of the Closing Date. The liability of the Company with respect to the Company's representations and warranties shall not be reduced by any investigation made at any time by or on behalf of the Purchaser. Notwithstanding anything herein to the contrary, the representations and warranties contained in Section 3.17 and the covenants contained in Section 5.07 shall terminate at the close of business on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

          SECTION 7.02 Indemnification by TXU and the Company. (a) TXU and the Company shall jointly and severally indemnify and hold harmless the Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Purchaser

Indemnified Party") from and against any and all Liabilities, losses, diminution in value, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from: (i) the breach of any representation or warranty of TXU or the Company contained herein, or in any agreement, certificate or instrument delivered pursuant hereto set forth therein) and (ii) the breach of any agreement or covenant of TXU or the Company contained herein. To the extent that TXU's and the Company's undertakings set forth in this
Section 7.02 may be unenforceable, TXU and the Company shall contribute the maximum amount that they are permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.

                    (b) A Purchaser Indemnified Party shall give TXU notice of any matter that a Purchaser Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of TXU and the Company under this Article VII with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article VII ("Third Party Claims") shall be governed by and be contingent upon the following additional terms and conditions: if a Purchaser Indemnified Party shall receive notice of any Third Party Claim, the Purchaser Indemnified Party shall give TXU notice of such Third Party Claim within 30 days after the receipt by the Purchaser Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release TXU and the Company from any of their obligations under this Article VII except to the extent that TXU is materially prejudiced by such failure and shall not relieve TXU and the Company from any other obligation or Liability that it may have to any Purchaser Indemnified Party otherwise than under this Article VII. If TXU or the Company acknowledges in writing its obligation to indemnify the Purchaser Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then TXU and the Company shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Purchaser Indemnified Party within five days of the receipt of such notice from the Purchaser Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Purchaser Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Purchaser Indemnified Party, on the one hand, and TXU and the Company, on the other hand, then the Purchaser Indemnified Party shall be entitled to retain its own counsel in addition to any requisite local counsel for which the Purchaser Indemnified Party reasonably determines counsel is required, at the expense of TXU and the Company. In the event that TXU or the Company exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Purchaser Indemnified Party shall cooperate with TXU and the Company in such defense and make available to TXU and the Company, at the expense of TXU and the Company, all witnesses, pertinent records, materials and information in the Purchaser Indemnified

          Party's possession or under the Purchaser Indemnified Party's control relating thereto as is reasonably required by TXU and the Company. Similarly, in the event the Purchaser Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, TXU and the Company shall cooperate with the Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party, at the expense of TXU and the Company, all such witnesses, records, materials and information in TXU's and the Company's possession or under TXU's and the Company's control relating thereto as is reasonably required by the Purchaser Indemnified Party. No such Third Party Claim may be settled by TXU or the Company without the prior written consent of the Purchaser Indemnified Party, except if such settlement constitutes a full and unconditional release of the Purchaser Indemnified Party.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

                    (a) by the Purchaser if, between the date hereof and the
          Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of TXU or the Company contained in this Agreement (1) that are not qualified by "materiality" or "Material Adverse Effect" shall not have been true and correct in all material respects when made or (2) that are qualified by "materiality" or "Material Adverse Effect" shall not have been true and correct when made, (iii) TXU or the Company shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it or
          (iv) TXU or any of its Subsidiaries makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against TXU or any of its Subsidiaries seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

                    (b) by either the Company or the Purchaser if the Closing shall not have occurred by December 31, 2002 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

                    (c) by either the Purchaser or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

                    (d) by the Purchaser, by written notice to TXU, if there shall have been any material breach of any representation and warranty, or any material breach of any covenant or agreement by TXU or the Company hereunder and such breach shall not have been remedied within 10 days after receipt by TXU of notice in writing from the Purchaser, specifying the nature of such breach and requesting that it be remedied; or

                    (e) by the mutual written consent of the Company and the Purchaser.

          SECTION 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except with respect to Section 7.02 and 9.02, which shall survive any termination of this Agreement, and except that nothing herein shall relieve either party from liability for any breach of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

          SECTION 9.01 Amendment; Waiver. This Agreement may not be amended, supplemented, modified or restated except by an instrument in writing signed by, or on behalf of, the parties hereto or by a waiver in accordance with this
Section 9.01. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements of any other party or conditions to such party's obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          SECTION 9.02 Expenses. Except as otherwise specified in this Agreement, all reasonable costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, accountants and filing fees, including any fee related to any filing required under the HSR Act, incurred in connection with this Agreement, the Notes, the Ancillary Agreements and the transactions contemplated hereby and thereby (the "Transaction Expenses") shall be paid by TXU. To the extent that the Purchaser pays any Transaction Expenses, TXU shall, as promptly as reasonably practicable, reimburse the Purchaser for the full amount of the Transaction Expenses paid by the Purchaser.

          SECTION 9.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy, facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

                (a) if to TXU or the Company:

                    TXU Energy Company LLC
                    1601 Bryan Street
                    Dallas, TX 75201
                    Facsimile: 214-812-8998
                    Attention: Treasurer

                    with a copy to:

                    Hunton & Williams
                    Energy Plaza
                    30th Floor
                    1601 Bryan Street
                    Dallas, TX  75201

                    Facsimile:  214-880-0011
                    Attention:  Timothy A. Mack

                    and to:

                    Thelen Reid & Priest LLP
                    875 Third Avenue
                    New York, NY
                    Facsimile:  (212) 603-2001
                    Attention:  Robert J. Reger, Jr.

                (b) if to the Purchaser:

                    DLJ Merchant Banking III, Inc.
                    Eleven Madison Avenue
                    New York, NY  10010-3629
                    Facsimile: (212) 325-8256
                    Attention: Ivy Dodes, Esq.

                    with a copy to:

                    Shearman & Sterling
                    599 Lexington Avenue
                    New York, NY  10022-6069
                    Facsimile:  (212) 848-7179
                    Attention: Stephen M. Besen, Esq.

          SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

          SECTION 9.05 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company or the Purchaser (which consent may be granted or withheld in the sole discretion of the Company or the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Permitted Transferees without the consent of the Company. The rights of any Purchaser with respect to the Note, shall be transferred to any Person who is a transferee of such Notes; provided that such transferees shall have assumed the obligations of the Purchaser hereunder in a form satisfactory to the Company. All obligations of the Company hereunder shall survive any such transfer.

          SECTION 9.06 Third Party Beneficiaries and Transfers. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 9.07 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

          SECTION 9.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

          SECTION 9.09 Entire Agreement. This Agreement, the Note, the Exchange Agreement and the Registration Rights Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among TXU, the Company and the Purchaser with respect to the subject matter hereof and thereof.

          SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

          SECTION 9.12 Public Announcements. Subject to its legal obligations (including requirements of stock exchanges and other similar regulatory bodies and other than as may be required pursuant to the Exchange Act), no party shall make any announcement regarding the entering into of this Agreement or the Closing to the financial community, governmental entities, employees, customers or the general public without the prior consent of the other party, which shall not be unreasonably withheld, and the parties shall cooperate with each other as to the timing and contents of any such announcement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or other representatives thereunto duly authorized, as of the date first above written.

                                    TXU CORP.


                                    By:
                                       --------------------------------
                                       Name:
                                       Title:


                                    TXU ENERGY COMPANY LLC


                                    By:
                                       --------------------------------
                                       Name:
                                       Title:


                                    UXT HOLDINGS LLC


                                    By:
                                       --------------------------------
                                       Name:
                                       Title:

                                                                      EXHIBIT A

                                  FORM OF NOTE

                                                                      EXHIBIT B

                           FORM OF EXCHANGE AGREEMENT

                                                                      EXHIBIT C

                      FORM OF REGISTRATION RIGHTS AGREEMENT

                                Table of Contents

                                                                           Page
                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01     Definitions........................................1

                                   ARTICLE II

                         PURCHASE AND SALE OF Interests

          SECTION 2.01     Purchase and Sale of Interests.....................7

          SECTION 2.02     Closing............................................7

          SECTION 2.03     Closing Deliveries by the Company and TXU..........7

          SECTION 2.04     Closing Deliveries by the Purchaser................8

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                             OF TXU AND THE COMPANY

         SECTION 3.01      Organization, Authority and Qualification of TXU
                           and the Company....................................8

         SECTION 3.02      Subsidiaries.......................................9

         SECTION 3.03      Capitalization.....................................9

         SECTION 3.04      No Conflict.......................................10

         SECTION 3.05      Governmental Consents and Approvals...............11

         SECTION 3.06      Compliance with Laws..............................11

         SECTION 3.07      Financial Information; Books and Records..........11

         SECTION 3.08      Litigation........................................11

         SECTION 3.09      SEC Reports.......................................12

         SECTION 3.10      Environmental and Other Permits and Licenses;
                           Related Matters...................................12

         SECTION 3.11      Regulation as a Utility...........................12

         SECTION 3.12      Authorization of Notes............................13

         SECTION 3.13      Absence of Certain Changes or Events; Absence of
                           Undisclosed Liabilities...........................13

         SECTION 3.14      Material Contracts................................13

         SECTION 3.15      Assets............................................14

         SECTION 3.16      Employee Benefit Matters..........................14

         SECTION 3.17      Taxes.............................................15

         SECTION 3.18      Insurance.........................................15

         SECTION 3.19      Full Disclosure...................................15

         SECTION 3.20      Operations of Nuclear Power Plant.................16

         SECTION 3.21      TXU Europe........................................16

         SECTION 3.22      Nature of Operations..............................16

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

         SECTION 4.01      Organization and Authority of the Purchaser.......16

         SECTION 4.02      No Conflict.......................................17

         SECTION 4.03      Governmental Consents.............................17

         SECTION 4.04      Financing.........................................17

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.01      Conduct of Business Prior to the Closing..........17

         SECTION 5.02      Access to Information.............................18

         SECTION 5.03      Notice of Developments............................18

         SECTION 5.04      Structuring Fee...................................19

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         SECTION 5.05      Amended and Restated Limited Liability Company
                           Agreement of the Company..........................19

         SECTION 5.06      Further Action....................................19

         SECTION 5.07      Taxes.............................................20

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         SECTION 6.01      Conditions to Obligations of the Purchaser........22

         SECTION 6.02      Conditions to Obligations of the Company..........23

                                   ARTICLE VII

                                 INDEMNIFICATION

         SECTION 7.01      Survival of Representations and Warranties........24

         SECTION 7.02      Indemnification by TXU and the Company............24

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01      Termination.......................................26

         SECTION 8.02      Effect of Termination.............................27

                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.01      Amendment; Waiver.................................27

         SECTION 9.02      Expenses..........................................27

         SECTION 9.03      Notices...........................................27

         SECTION 9.04      Severability......................................28

         SECTION 9.05      Assignment........................................29

         SECTION 9.06      Third Party Beneficiaries and Transfers...........29

         SECTION 9.07      Governing Law; Consent to Jurisdiction............29

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         SECTION 9.08      Waiver of Jury Trial..............................29

         SECTION 9.09      Entire Agreement..................................29

         SECTION 9.10      Headings..........................................30

         SECTION 9.11      Counterparts......................................30

         SECTION 9.12      Public Announcements..............................30


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